Consent of Independent Registered Public Accounting Firm

Dynex Capital, Inc.
Glen Allen, Virginia
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 26, 2024, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Dynex Capital, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
Richmond, Virginia

August 1, 2024